EXECUTION VERSION

Published CUSIP Number:  375561AE7

FIVE-YEAR REVOLVING CREDIT FACILITY CREDIT AGREEMENT
($1,250,000,000)

Dated as of January 12, 2012

among

GILEAD SCIENCES, INC.,
as Borrower,

GILEAD BIOPHARMACEUTICS IRELAND CORPORATION,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

The Other Lenders Party Hereto,

BARCLAYS CAPITAL,
as Syndication Agent

and

GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
ROYAL BANK OF CANADA

and

WELLS FARGO BANK, N.A.,
as Co-Documentation Agents
_________________________________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

BARCLAYS CAPITAL
as Joint Lead Arrangers and Joint Bookrunners
__________________________________________

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	28
1.03	Accounting Terms	29
1.04	Rounding	29
1.05	Times of Day	29
1.06	Letter of Credit Amounts	29
ARTICLE II THE COMMITMENT AND CREDIT EXTENSIONS		29
2.01	The Loans	29
2.02	Borrowings, Conversions and Continuations of Loans	30
2.03	Letters of Credit	31
2.04	Swing Line Loans	39
2.05	Prepayments	42
2.06	Termination or Reduction of Commitments	43
2.07	Repayment of Loans	43
2.08	Interest	44
2.09	Fees	44
2.10	Computation of Interest and Fees	44
2.11	Evidence of Debt	45
2.12	Payments Generally; Administrative Agent’s Clawback	46
2.13	Sharing of Payments by Lenders	47
2.14	Cash Collateral	48
2.15	Defaulting Lenders	49
2.16	Gilead Ireland	51
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		52
3.01	Taxes	52
3.02	Illegality	54
3.03	Inability to Determine Rates	55
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	55
3.05	Compensation for Losses	56
3.06	Mitigation Obligations; Replacement of Lenders	57
3.07	Survival	57
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		58
4.01	Conditions to Initial Credit Extension	58
4.02	Conditions to Credit Extension on the Tender Offer Closing Date and on any Pharmasset Equity Acquisition Date	59

i

4.03	Conditions to Credit Extensions Other than on the Tender Offer Closing Date or a Pharmasset Equity Acquisition Date	60
ARTICLE V REPRESENTATIONS AND WARRANTIES		61
5.01	Existence, Qualification and Power	61
5.02	Authorization; No Contravention	62
5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	Ownership of Property; Liens	63
5.08	[Intentionally Omitted.]	63
5.09	Taxes	63
5.10	ERISA Compliance	64
5.11	Purpose of the Loans	64
5.12	Margin Regulations; Investment Company Act	64
5.13	Disclosure	65
5.14	Compliance with Laws	65
5.15	Fraud and Abuse	66
5.16	Representations as to Gilead Ireland	66
5.17	OFAC	67
5.18	Taxpayer Identification Numbers	67
5.19	Solvency	67
ARTICLE VI AFFIRMATIVE COVENANTS		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	70
6.04	Payment of Tax Obligations	70
6.05	Preservation of Existence, Etc	70
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws	71
6.09	Books and Records	71
ARTICLE VII NEGATIVE COVENANTS		71
7.01	Liens	71
7.02	Indebtedness	73
7.03	Fundamental Changes; Dispositions of Assets	74
7.04	Change in Nature of Business	74
7.05	Financial Covenant	75
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		75
8.01	Events of Default	75

8.02	Remedies Upon Event of Default	77
8.03	Application of Funds	77
8.04	Clean-Up Period	78
ARTICLE IX ADMINISTRATIVE AGENT		79
9.01	Appointment and Authority	79
9.02	Rights as a Lender	79
9.03	Exculpatory Provisions	79
9.04	Reliance by Administrative Agent	80
9.05	Delegation of Duties	80
9.06	Resignation of Administrative Agent	81
9.07	Non-Reliance on Administrative Agent and Other Lenders	82
9.08	No Other Duties, Etc	82
9.09	Administrative Agent May File Proofs of Claim	82
9.10	Withholding	83
ARTICLE X MISCELLANEOUS		83
10.01	Amendments, Etc	83
10.02	Notices; Effectiveness; Electronic Communications	84
10.03	No Waiver; Cumulative Remedies; Enforcement	87
10.04	Expenses; Indemnity; Damage Waiver	87
10.05	Payments Set Aside	90
10.06	Successors and Assigns	90
10.07	Treatment of Certain Information; Confidentiality	95
10.08	Right of Setoff	96
10.09	Interest Rate Limitation	96
10.10	Counterparts; Integration; Effectiveness	97
10.11	Survival of Representations and Warranties	97
10.12	Severability	97
10.13	Replacement of Lenders	97
10.14	Governing Law; Jurisdiction; Etc.	98
10.15	Waiver of Jury Trial	99
10.16	PATRIOT Act Notice	99
10.17	No Advisory or Fiduciary Responsibility	100
10.18	Judgment Currency	100

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.18	Taxpayer Identification Numbers
7.01	Existing Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Parent Guaranty Agreement
G	Solvency Certificate
H	Portfolio Interest Exemption Certificate
I	Administrative Questionnaire

FIVE-YEAR REVOLVING CREDIT FACILITY CREDIT AGREEMENT

This FIVE-YEAR REVOLVING CREDIT FACILITY CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of January 12, 2012 among GILEAD SCIENCES, INC., a Delaware corporation (the “Parent”), GILEAD BIOPHARMACEUTICS IRELAND CORPORATION, an Irish company (“Gilead Ireland”; Gilead Ireland together with the Parent are together referred to as the “Borrowers”, and each individually, as a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, the Parent entered into an Agreement and Plan of Merger (the “Pharmasset Acquisition Agreement”), dated November 21, 2011, among the Parent, Pharmasset, Inc., a Delaware corporation (“Pharmasset”) and Royal Merger Sub Inc., a Delaware corporation and wholly-owned direct Subsidiary of the Parent (“Royal Merger Sub”), pursuant to which the Parent intends to acquire Pharmasset indirectly through Royal Merger Sub and Royal Merger Sub II Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Parent (“Royal Merger Sub II” and, together with Royal Merger Sub, the “Merger Subs”, and each, a “Merger Sub”) pursuant to the Tender Offer (as defined below), a subsequent issuance of additional shares by Pharmasset to the Merger Subs, if necessary, and the subsequent consummation of the Merger (as defined below), in each case in accordance with the terms of the Pharmasset Acquisition Agreement (the “Pharmasset Acquisition”);

WHEREAS, the Borrowers have requested that the Lenders provide a five-year revolving credit facility in an aggregate principal amount of $1,250,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein;

WHEREAS, under the Loan Documents (as defined below), the Parent and Gilead Ireland will be Borrowers, and the Parent will guarantee all obligations of Gilead Ireland under the Loan Documents;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit I or another form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of November 21, 2011, as amended, amended and restated, supplemented or otherwise modified from time to time, between the Parent and Bank of America.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 10.18.

“Applicable Commitment Fee Rate” means the rate per annum set forth in Column B below opposite the applicable Debt Ratings of the Parent from Moody’s and S&P in Column A below, in each case, with a negative or better outlook:

	Column A (Debt Ratings of the Parent)	Column B (Applicable Commitment Fee Rate)
Level 1	AA-/Aa2 or higher	0.050%
Level 1	AA-/Aa2 or higher	0.050%
Level 2	A+/A1	0.060%
Level 3	A/A2	0.070%
Level 4	A-/A3	0.100%
Level 5	BBB+/Baa1	0.125%
Level 6	BBB/Baa2	0.150%
Level 7	BBB-/Baa3	0.225%
Level 8	BB+/Ba1 or lower or unrated	0.350%

In the event of a split rating, the Applicable Commitment Fee Rate will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more ratings apart, in which case such determination will be made by reference to the Level in the grid that is one below the Level in which the higher rating appears, in each case with a negative or better outlook.

The Applicable Commitment Fee Rate shall be determined based upon the Debt Ratings as in effect on the Closing Date.  Thereafter, the Applicable Commitment Fee Rate shall be determined based upon the Parent’s then current Debt Ratings and any change in Applicable Commitment Fee Rate will be effective as of the date on which S&P or Moody’s, as the case may be, has announced the applicable change in the Debt Ratings.  The Parent shall notify the Administrative Agent in writing promptly after becoming aware of any changes in the Debt Ratings.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.16(a).

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable Type of Loan opposite the applicable Debt Ratings of the Parent from Moody’s and S&P, in each case, with a negative or better outlook:

	Debt Ratings of the Parent	Applicable Margin
		Eurodollar Rate and Letters of Credit	Base Rate
Level 1	AA-/Aa2 or higher	0.625%	0.000%
Level 2	A+/A1	0.750%	0.000%
Level 3	A/A2	0.875%	0.000%
Level 4	A-/A3	1.000%	0.000%
Level 5	BBB+/Baa1	1.250%	0.250%
Level 6	BBB/Baa2	1.500%	0.500%
Level 7	BBB-/Baa3	1.750%	0.750%
Level 8	BB+/Ba1 or lower or unrated	2.250%	1.250%

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case the Applicable Margin will be determined by reference to the Level in the grid that is one below the Level in which the higher rating appears.

The Applicable Margin shall initially be determined based upon the Debt Ratings in effect as of the Closing Date.  Thereafter, the Applicable Margin shall be determined based upon the Parent’s then current Debt Ratings and any change in Applicable Margin will be effective as of the date on which S&P or Moody’s, as the case may be, has announced the applicable change in the Debt Ratings through the date immediately preceding the date of the next such announced change.  The Parent shall notify the Administrative Agent in writing promptly after becoming aware of any changes in the Debt Ratings.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS and Barclays Capital, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit E hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, (i) in the case of an Off-Balance Sheet Obligation in an asset securitization transaction of the type described under clause (a) of the definition thereof, the unrecovered investment of transferees in transferred assets as to which such Person has or may have recourse obligations; or (ii) in the case of an Off-Balance Sheet Obligation in an off-balance sheet lease transaction of the type described under clauses (b), (c) and (d) of the definition thereof, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Parent and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06 and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Barclays Bank” means Barclays Bank PLC and its successors and assigns.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank, and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the one month Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“BBA LIBOR” means the British Bankers Association LIBOR Rate.

“Borrower” and “Borrowers” each has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.

“Cash Collateral” and “Cash Collateralize” each has the meaning specified in Section 2.14(a).

“Cash Management Bank” means any party to a Cash Management Services Agreement with the Parent or any of its Subsidiaries which party was a Lender or an Affiliate of a Lender under this Agreement at the time it entered into such Cash Management Services Agreement.

“Cash Management Services Agreement” means any agreement to provide management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services that is entered into by and between a Borrower and any Cash Management Bank.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           the Parent shall cease to own, directly or indirectly, 100% of Gilead Ireland on a fully diluted basis (and taking into account all such securities that any person or group has the right to acquire pursuant to any option right); provided that this clause (b) shall only constitute a “Change of Control” for so long as Gilead Ireland is a Borrower under this Agreement; or

(c)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent ceases to be composed of individuals whose election or nomination to that board or equivalent governing body was approved by members of such board or equivalent body constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Clean-Up Period” has the meaning specified in Section 8.04.

“Closing Date” means the first date, prior to the Expiration Date, on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMS” means the Centers for Medicare and Medicaid Services or any successor thereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as specifically provided otherwise).

“Co-Documentation Agents” means Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Royal Bank of Canada and Wells Fargo Bank, N.A., and their respective successors and assigns.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including without limitation, pursuant to Section 2.15).

“Commitment Letter” means that certain Senior Facilities Commitment and Engagement Letter, dated as of November 21, 2011, among the Parent, Bank of America, MLPFS and Barclays Bank.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, the net income (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Shareholders’ Equity on that date.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Total Debt, (b) Consolidated Net Worth, and (c) all purchased in-process research and development expenses reducing Consolidated Net Income from October 1, 2006 through the date of determination which expenses also reduced such Consolidated Net Worth during such period, calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, Indebtedness of the Parent and its Subsidiaries, calculated on a consolidated basis in accordance with GAAP, and as set forth in the consolidated balance sheet of the Borrower (excluding the footnotes thereto).

“Consolidated Total Debt to Total Capitalization Ratio” means, the ratio at any fiscal quarter end of (a) Consolidated Total Debt to (b) Consolidated Total Capitalization.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with either Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Assets” means Pharmasset’s assets associated with Pharmasset’s uracil nucleotide analog polymerase inhibitor referred to as PSI-7977.

“Credit Extension” means each of the following:  (a) a Borrowing, (b) a Swing Line Borrowing and (c) an L/C Credit Extension.

 “Debt Ratings” means, as of any date of determination, the public rating as determined by Moody’s or S&P, as the case may be, of the Parent’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief Laws of the United States, Ireland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurodollar Rate Loans, the sum of (i) the Eurodollar Rate for such Loans plus (ii) the Applicable Margin for such Loans plus (iii) 2% per annum, (b) in the case of the Letter of Credit Fees, the sum of (i) the Applicable Margin for Borrowings at the Eurodollar Rate plus (ii) 2% per annum and (c) in the case of Base Rate Loans and for all other Obligations, the sum of (i) the Base Rate for Base Rate Loans plus (ii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent in its reasonable discretion, (a) has failed to fund any portion of a Borrowing or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder or to perform any of its other funding obligations hereunder within two Business Days of the date required to be funded by it hereunder unless, with respect to any such funding obligations required to be performed on a date after the Tender Offer Closing Date (other than any Pharmasset Equity Acquisition Date) such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied) or under other agreements generally in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes issued by any other Person or accounts receivable or any rights and claims associated therewith or any capital stock of, or other Equity Interests in, any other Person; provided that the foregoing shall not be deemed to imply any such disposition is permitted under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 10:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of either Borrower under any of the Loan Documents, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent, such Lender or the L/C Issuer (or any other recipient of any payment to be made by or on account of any obligation of either Borrower under any of the Loan Documents) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, any Lender or the L/C Issuer (or any other recipient of any payment to be made by or on account of any obligation of either Borrower under any of the Loan Documents) having executed, delivered, become a party to or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) in the case of a Foreign Lender to a Loan to a U.S. Borrower (other than a Foreign Lender who becomes a Lender as a result of an assignment to such Lender pursuant to a request by a Borrower under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable with respect to such Loan to such Foreign Lender under the law applicable at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.01(a), (d) with respect to a Loan to a U.S. Borrower, any U.S. federal withholding Tax imposed pursuant to FATCA and (e) any taxes attributable to its failure to comply with Section 3.01(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 18, 2007, among the Borrowers, Bank of America as administrative agent, swing line lender and L/C issuer, and the other agents and lenders party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1.01.

“Expiration Date” means the earliest to occur of (a) June 30, 2012, (b) the acquisition, other than as part of the Transactions, by any Person of more than 50% of the Equity Interests of Pharmasset or the adoption by Pharmasset of any anti-takeover defense or similar treatment of the Pharmasset Acquisition by Pharmasset as hostile, to the extent the Parent has the right to terminate the Pharmasset Acquisition Agreement as a result thereof and (c) the termination of the Pharmasset Acquisition Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Senior Facilities Fee Letter, dated as of November 21, 2011, among the Parent, Bank of America, MLPFS and Barclays Bank.

“Foreign Lender” means (a) with respect to a Loan to a U.S. Borrower, any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code and (b) with respect to a Loan to a Borrower that is not a U.S. Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Parent other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gilead Ireland” has the meaning specified in the preamble hereto.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or intended to have the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           Capitalized Leases and Off-Balance Sheet Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, if available to all relevant Lenders, nine months or twelve months, or a shorter period), as selected by the applicable Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, in the case of a Eurodollar Rate Loan, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“IP Rights” means, collectively, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, proprietary rights and other intellectual property rights of the Parent and its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning set forth in Section 10.18.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including without limitation, food and drug and health care and medical related laws, rules and regulations, and laws, rules and regulations regulating contractors to foreign, Federal, state and local governments).

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the applicable Borrower on the Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount remaining to be drawn.

“Lender” has the meaning specified in the preamble hereto and, as the context requires, includes each Lender with a commitment to make Loans as designated in Section 2.01 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto; provided that references to “Lenders” shall include Bank of America in its capacity as the Swing Line Lender; for purposes of clarification only, to the extent that the Swing Line Lender may have rights and obligations in addition to those of the other Lenders due to its status as Swing Line Lender, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or, at the option of such Lender, in the case of any Loan to Gilead Ireland, the office of an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire as its “Lending Office”, or such other office or offices as to which a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.  Letters of Credit may be issued only in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the unused amount of the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment in the nature of security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively (a) for purposes of this Agreement and the Notes, or any amendment, supplement or modification hereof or thereof, and all other purposes other than for purposes of the Parent Guaranty Agreement and Section 8.03, this Agreement, the Notes, any Issuer Documents, the Fee Letter, the Agency Fee Letter and the Parent Guaranty Agreement, and (b) for purposes of the Parent Guaranty Agreement and Section 8.03, the documents specified in the preceding clause (a) and each Swap Contract and Cash Management Services Agreement.

“Loan Notice” means a notice from the applicable Borrower of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto.

“Major Default” means an Event of Default that has occurred and is continuing under Sections 8.01(a), 8.01(b), 8.01(e), 8.01(f), 8.01(g), 8.01(j) or 8.01(k).

“Margin Stock” means such term as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of the Parent and Gilead Ireland, taken as a whole, to perform their obligations under any Loan Document to which either of them is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document (other than against the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Lenders) or (d) a material impairment of the rights, powers or remedies of the Administrative Agent or any Lender under the Loan Documents.

“Material Contractual Obligation” means, each agreement or instrument to which the Parent or any Subsidiary is a party to and which is described in Section 601(b)(4) or (10) of Regulation S-K and which is required to be filed with the SEC in the Parent’s periodic filings or on Form 8-K.

“Material Subsidiary” means, as of the date of any determination, any Subsidiary of the Parent, that (a) individually, represented more than 10% of the consolidated total assets of the Parent and its Subsidiaries or (b) individually accounted for more than 10% of the consolidated income from operations of the Parent and its Subsidiaries or in each case determined based on the most recent financial statements of the Parent filed with the SEC.  For purposes of this definition, a Subsidiary organized, created, purchased or acquired during any fiscal quarter shall be given pro forma effect as though it had been created, purchased or acquired on the first day of such fiscal quarter; provided that, Bristol-Myers Squibb and Gilead Sciences, LLC shall not be a Material Subsidiary for so long as it is structured as a joint venture between the Parent and Bristol-Myers Squibb Company.

“Maturity Date” means the date that is the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides Federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended, and any other comparable programs in other applicable jurisdictions.

“Medicaid Regulations” means, collectively, (a) all Federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, (b) all applicable provisions of all Federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state or other political subdivision statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time and (e) any other comparable Laws of other applicable jurisdictions.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any other comparable programs in other applicable jurisdictions.

“Medicare Regulations” means, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law and all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any Person succeeding to the functions of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time, and any other comparable Laws of other applicable jurisdictions.

“Merger” means the merger of the Merger Subs with and into Pharmasset on the terms and subject to the conditions set forth in the Pharmasset Acquisition Agreement.

“Merger Subs” has the meaning set forth in the recitals hereto.

“MLPFS” means Merrill Lynch, Pierce Fenner & Smith Incorporated and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions.

“NASDAQ” means the National Association of Securities Dealers, Inc. Stock Exchange.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C hereto.

“Obligations” in the case of (a) a Borrower, means all advances to, and debts, liabilities, obligations, covenants and duties of such Borrower arising under this Agreement, any other Loan Document to which such Borrower is a party or otherwise with respect to any Loan, Swing Line Loan or Letter of Credit, and for purposes of determining the obligations of Gilead Ireland that are guaranteed by the Parent pursuant to the Parent Guaranty Agreement and for purposes of Section 8.03, such obligations include the obligations of Gilead Ireland arising under any Swap Contract and Cash Management Services Agreement to which Gilead Ireland is a party, and (b) the Parent, all liabilities, obligations, covenants and duties of the Parent arising under the Parent Guaranty Agreement and any other Loan Document to which the Parent is a party, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against either Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, (i) the Obligations of each Borrower under the Loan Documents include (A) the obligation to pay principal, interest, charges, expenses, fees, Letter of Credit commissions, attorney fees and disbursements, indemnities and other amounts payable by it under any Loan Document and (B) the obligations of each Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower and (ii) the Obligations of the Parent included in the Guaranteed Obligations (as defined in the Parent Guaranty Agreement).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Obligations” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither

(x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness (which, for avoidance of doubt, shall not include operating leases or leases of assets or property, in each case, entered into in the ordinary course of business); (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP.

“OIG” means the Officer of Inspector General of HHS and any successor thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, such Taxes imposed as a result of an assignment (other than an assignment that occurs under Section 3.06 or as a result of a Borrower’s request pursuant to Section 10.13 and other than in connection with the initial syndication of any Loan) which would not have been imposed but for a present or former connection between such Lender and the jurisdiction imposing such Tax other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, perfected security interests under or enforced this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement by a Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the preamble hereto.

“Parent Guaranty Agreement” means the Parent Guaranty Agreement made by the Parent in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F.

“Parent SEC Documents” means all reports, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Parent with the SEC or furnished by the Parent to the SEC pursuant to a Form 8-K under the Exchange Act.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is either subject to Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code, and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmasset” has the meaning set forth in the recitals hereof.

“Pharmasset Acquisition” has the meaning set forth in the recitals hereto.

“Pharmasset Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Pharmasset Acquisition Agreement Representations” means the representations made by or on behalf of Pharmasset and its Subsidiaries in the Pharmasset Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Parent has (or a Subsidiary of the Parent has) the right to terminate its obligations under the Pharmasset Acquisition Agreement as a result of a breach of such representations in the Pharmasset Acquisition Agreement.

“Pharmasset Audited Financial Statements” means the audited consolidated balance sheets of Pharmasset and its Subsidiaries for the fiscal year ended September 30, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of Pharmasset and its Subsidiaries, including the notes thereto.

“Pharmasset Disclosure Schedule” means the disclosure schedule delivered to the Parent by Pharmasset at the time of the Pharmasset Acquisition Agreement.

“Pharmasset Equity Acquisition Date” means any date occurring after the Tender Offer Closing Date and prior to the consummation of the Merger on which the Merger Subs acquire Equity Interests of Pharmasset in accordance with the Pharmasset Acquisition Agreement.

“Pharmasset Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, results of operations, Covered Assets, liabilities or financial condition of Pharmasset and its subsidiaries, taken as a whole; except to the extent that such material adverse effect results from any of the following: (i) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Pharmasset and its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Pharmasset Material Adverse Effect); (ii) any changes in conditions generally affecting the pharmaceutical or biotechnology industries, except to the extent that such changes in conditions have a materially disproportionate adverse effect on Pharmasset and its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Pharmasset Material Adverse Effect); (iii) any decline in the market price or trading volume of the outstanding shares of common stock of Pharmasset on the NASDAQ (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such decline has resulted in or contributed to a Pharmasset Material Adverse Effect); (iv) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure, in and of itself, by Pharmasset or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such failure has resulted in or contributed to a Pharmasset Material Adverse Effect); (vi) the execution and delivery of the Pharmasset Acquisition Agreement, the performance by any party hereto of its obligations hereunder, or the public announcement or pendency of the Tender Offer, the Merger and the other transactions contemplated by the Pharmasset Acquisition Agreement, including the impact thereof on the relationships, contractual or otherwise, of Pharmasset with its employees or with any other third party; (provided that the exceptions in this clause (vi) shall not apply to any representation or warranty contained in Section 4.1(d)(ii) of the Pharmasset Acquisition Agreement (or any portion thereof) to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of the Pharmasset Acquisition Agreement or the performance by Pharmasset of its obligations thereunder); (vii) changes or proposed changes in GAAP applicable to Pharmasset or the enforcement or interpretation thereof; (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Pharmasset Acquisition Agreement, except to the extent that such events, acts or changes have a materially disproportionate adverse effect on Pharmasset and its subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Pharmasset Material Adverse Effect), (ix) except for any requirement to operate in the ordinary course of business, any action required to be taken or refrained from being taken pursuant to or in accordance with the Pharmasset Acquisition Agreement or taken or refrained from being taken at the request of the Parent or the Merger Subs; or (x) any matter set forth in Section 4.1(a) of the Pharmasset Disclosure Schedule or any other part of the Pharmasset Disclosure Schedule that contains disclosure that reasonably relates to any matter set forth in Section 4.1(a) of the Pharmasset Disclosure Schedule, but only if such relationship is reasonably apparent on the face of the disclosure in such other part of the Pharmasset Disclosure Schedule.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Projections” means all financial projections and other forward-looking information concerning the Parent and its Subsidiaries that have been or are hereafter made available to the Administrative Agent, the Arrangers or the Lenders by the Parent or any of its representatives (or on the Parent’s or its representatives’ behalf) or, to the Parent’s knowledge, by Pharmasset or any of its representatives (or on Pharmasset’s or its representatives’ behalf).

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, advisors and other representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Shareholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Social Security Act shall be construed to refer to any successor sections.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a)  the fair value of the property of the Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s Subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of the such Person’s Subsidiaries) is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date and (e) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States and applicable laws relating to fraudulent transfers and conveyances.

“Specified Representations” means representations and warranties in Section 5.01, the first and second sentences of Section 5.02 (excluding clause (b)(ii) of the second sentence thereof and excluding with respect to clause (b)(i), (x) the consummation of the Transactions (but not, for the avoidance of doubt, the incurrence of the Indebtedness contemplated hereunder on the applicable Borrowing date) and (y) the Existing Credit Agreement), Section 5.04, Section 5.12, Section 5.17 and Section 5.19.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent and shall include, on and after the consummation of the Tender Offer, but only for so long as they remain “Subsidiaries” in accordance with the foregoing, Pharmasset and its Subsidiaries.

“Swap Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the unused amount of the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Barclays Capital.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the purchase by the Merger Subs of at least a majority of the Equity Interests of Pharmasset pursuant to a cash tender offer in accordance with the terms of the Pharmasset Acquisition Agreement.

“Tender Offer Closing Date” means the date the Tender Offer is consummated in accordance with the terms of the Pharmasset Acquisition Agreement.

“Threshold Amount” means $150,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, Swing Line Loans and all L/C Obligations.

“Transactions” means the acquisition by Merger Subs of Pharmasset by means of the Tender Offer, a subsequent issuance of additional shares by Pharmasset to Merger Subs, if necessary, and the subsequent consummation of the Merger, in each case in accordance with the Pharmasset Acquisition Agreement, and the other transactions described therein.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Borrower” means a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities within the meaning of Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms.  Except as otherwise expressly provided herein all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board 825 and 47020 on financial liabilities shall be disregarded and (ii) operating leases and capital leases will be treated in a manner consistent with the current treatment thereof under GAAP as of the Closing Date notwithstanding any modifications or interpretive changes thereto that may occur after the Closing Date.

1.04           Rounding.  Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06           Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENT AND CREDIT EXTENSIONS

2.01           The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving credit loans in Dollars (each such loan, a “Loan”) to the Borrowers severally from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02           Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice of the applicable Borrower (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted or continued and (v) if applicable, the duration of the Interest Period with respect thereto.  If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, such Borrower will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Lender shall, through its applicable Lending Office, make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding pertaining to such Borrower, then the proceeds of the Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of any Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) (or, upon notice from the Administrative Agent to the Borrowers at the request of the Required Lenders, any other Event of Default), no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d)           The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f)           The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

2.03           Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of each of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of each Borrower and any drawings thereunder; provided that after giving effect to any L/C Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)           subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(iii)           The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer, which are generally applicable to Letters of Credit issued by such L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)           such Letter of Credit is denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)           The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at the time of such amendment to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least one Business Day prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer the following:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer the following:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or either Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in ARTICLE IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)           If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall, subject to the other terms and conditions hereof, issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such automatic extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension; provided, however, that the parties agrees that clauses (A) and (B) above set forth the only circumstances under which the L/C Issuer may not permit any such extension.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof and shall state the date payment shall be made by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”).  Not later than one Business Day after the Honor Date, the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse the L/C Issuer by 11:00 a.m. on the Honor Date, the Administrative Agent shall promptly notify each Lender thereof, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and through its applicable Lending Office to the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Administrative Agent, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of a Borrower to reimburse the L/C Issuer for each drawing under such Borrower’s Letter of Credit and to repay such Borrower’s L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, except for such payments made as a result of the L/C Issuer’s gross negligence, willful misconduct or bad faith; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer.  Such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any related parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which it proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP98.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)           Letter of Credit Fees.  Each Borrower shall be severally liable for, and shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a letter of credit fee (the “Letter of Credit Fee”) for each such Borrower’s Letter of Credit equal to the Applicable Margin for Borrowings at the Eurodollar Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit (or, in the case of Existing Letters of Credit, the Closing Date), on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Margin for Borrowings at the Eurodollar Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for Borrowings at the Eurodollar Rate separately for each period during such quarter that such Applicable Margin for Borrowings at the Eurodollar Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Each Borrower shall be severally liable for, and shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each such Borrower’s Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit, payable quarterly in arrears as provided in the next sentence.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first such payment), commencing with the first such date to occur after the issuance of such Letter of Credit (or, in the case of Existing Letters of Credit, the Closing Date), on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, each Borrower shall be severally liable for, and shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04           Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers severally from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest at the Base Rate plus the Applicable Margin.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $5,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each telephonic notice by the applicable Borrower must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in ARTICLE IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower designated on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)           The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make, through its applicable Lending Office, a Base Rate Loan in an amount equal to such Lender’s

Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  Each Borrower shall be severally liable for, and shall make all payments of principal and interest in respect of, the Swing Line Loans of such Borrower directly to the Swing Line Lender.

2.05           Prepayments.

(a)           A Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily, prepay its Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  Such Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           A Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay its Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  Such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the applicable Borrower shall be liable for and shall immediately prepay its or their Loans, as applicable, and/or Cash Collateralize its or their L/C Obligations, as applicable, in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c), unless after the prepayment in full of the Loans and Swing Line Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06           Termination or Reduction of Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the unutilized portion of the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. on the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of any such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07           Repayment of Loans.  (a) Each Borrower shall be severally liable for, and shall repay to the Lenders on the Maturity Date for Loans of such Borrower, the Outstanding Amount of such Loans on such date.

(b)           Each Borrower shall be severally liable for, and shall repay each Swing Line Loan of such Borrower, on the earlier to occur of (i) the date that is ten Business Days after such Swing Line Loan is made, if requested by the Administrative Agent on behalf of the Swing Line Lender and (ii) the Maturity Date.

2.08           Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i)           If any amount of principal of any Loan or Swing Line Loan is not paid when due by the applicable Borrower (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan or Swing Line Loan) payable by the applicable Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09           Fees.  Each Borrower shall be severally liable for, and shall pay to the Administrative Agent for the account of each Lender, a non-refundable commitment fee calculated at the Applicable Commitment Fee Rate, times the actual daily amount of the undrawn Aggregate Commitment. Such commitment fee shall commence accruing on the Closing Date, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date.  If there is any change in the Applicable Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate separately for each period during such quarter that such Applicable Commitment Fee Rate was in effect.

2.10           Computation of Interest and Fees.  All computations of interest for Base Rate

Loans and Swing Line Loans, when the Base Rate is determined by Bank of America’s “prime rate”, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan and each Swing Line Loan for the day on which the Loan or Swing Line Loan is made, and shall not accrue on a Loan or Swing Line Loan, or any portion thereof, for the day on which the Loan or Swing Line Loan or such portion is paid; provided that any Loan or Swing Line Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11           Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of a Borrower hereunder to pay any amount owing with respect to its Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control and shall be conclusive in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in  Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from a Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make any entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of such Borrower under this Agreement and the other Loan Documents.

2.12           Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by a Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by a Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by a Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not, in fact, made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds, with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment made by a Borrower, the interest rate applicable to Base Rate Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by the Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender promptly, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and the obligations of the Lenders to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to a Borrower or any of its Subsidiaries (as to which the provisions of this Section 2.13 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent they may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against its rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14           Cash Collateral.

(a)           Certain Credit Support Events.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  In addition, upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all its L/C Obligations.  Section 2.05 and Section 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.14, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.  Derivatives of such term have corresponding meanings.  The applicable Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The applicable Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.03, Section 2.04, Section 2.05, Section 2.15 or Section 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15           Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent (or, in the case of the fourth clause below, as requested by the applicable Borrower) as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(iv) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)           Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.03 and Section 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (x) the Commitment of that non-Defaulting Lender minus (y) the aggregate Outstanding Amount of the Loans of that Lender, and shall in no event exceed such non-Defaulting Lender’s Commitment.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of either Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16           Gilead Ireland.  The Parent may from time to time, upon not less than three Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate Gilead Ireland’s status as a Borrower hereunder; provided that there are no outstanding Loans payable by, or Letters of Credit issued for the account of, Gilead Ireland, or any other Obligations hereunder (other than contingent, unasserted indemnification obligations) of Gilead Ireland remaining unpaid or unsatisfied as of the effective date of such termination (and any such termination purporting to become effective while any outstanding Loans are payable by, or Letters of Credit have been issued for the account of, Gilead Ireland, or any other Obligations hereunder (other than contingent, unasserted indemnification obligations) of Gilead Ireland remaining unpaid or unsatisfied shall be null and void); provided further, that the Administrative Agent, the L/C Issuer, the Swing Line Lender and the other Lenders shall reasonably cooperate with Gilead Ireland to amend or replace any Letter of Credit in order to name the Parent as the applicant or account party with respect to any Letter of Credit issued for the account of Gilead Ireland.  The Administrative Agent will promptly notify the Lenders of any such termination of Gilead Ireland's status as a Borrower.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of either Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes (including Other Taxes), provided that if any Indemnified Taxes (including any Other Taxes) are required by applicable Law to be withheld or deducted from such payments by either Borrower, then (i) the sum payable by the applicable Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01) each of the Administrative Agent, the applicable Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings as required by Law and (iii) the applicable Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 3.01(a), the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Borrowers.  Each Borrower severally agrees to indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten days after demand therefor, for the full amount of any such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) as are attributable to the Borrowings or Swing Line Borrowings of such Borrower paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the Parent by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent it is legally entitled to do so, at the time or times prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender to a Loan to a U.S. Borrower, if requested by such Borrower or the Administrative Agent, to the extent it is legally entitled to do so, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to U.S. backup withholding or U.S. information reporting requirements.

Without limiting the generality of the foregoing, in the case of a Foreign Lender to a Loan to a U.S. Borrower, such Foreign Lender shall deliver to such U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender to such U.S. Borrower under this Agreement (and from time to time thereafter upon the request of such U.S. Borrower or the Administrative Agent or upon expiration), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i)           duly completed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed originals of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H hereto and (y) duly completed originals of  Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit such U.S. Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This Section 3.01(f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g)           FATCA Compliance.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the relevant Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.02           Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), be severally liable for, and shall prepay or, if applicable, convert all such Borrower’s Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also be severally liable for, and shall pay accrued interest on the amount so prepaid or converted.

3.03           Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof by the applicable Borrower that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (c) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04           Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the applicable Borrower shall be severally liable for, and shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower shall be severally liable for, and shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Sections 3.04(a) or 3.04(b) and delivered to the applicable Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The applicable Borrower shall be severally liable for, and shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall be severally liable for, and shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss (other than lost profits), cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any such Borrower’s Loan other than a Base Rate Loan or Swing Line Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The applicable Borrower shall be severally liable for, and shall pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each such Borrower’s Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The applicable Borrower severally agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 10.13.

3.07           Survival.  All of the Borrowers’ obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01           Conditions to Initial Credit Extension.  The obligation of the L/C Issuer and each Lender, as applicable, to make the initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with Section 10.01(a)) of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)           executed counterparts of this Agreement and the Parent Guaranty Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

(ii)           original Notes executed by the applicable Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Closing Date;

(iii)           such customary certificates of resolutions or other action, incumbency certificates and/or other customary certificates of duly authorized officers of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(iv)           certified copies of each Borrower’s Organization Documents and certificates of good standing (or similar certificate for Gilead Ireland, unless no such similar certificate exists in Gilead Ireland’s jurisdiction of organization) with respect to each Borrower in its respective jurisdiction of organization; and

(v)           a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Borrowers, and A&L Goodbody Solicitors, Irish counsel to Gilead Ireland, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent.

(b)           The Arrangers shall have received (a) respective GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent and Pharmasset for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) respective GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Parent and Pharmasset for each subsequent fiscal quarter ended at least 60 days before the Closing Date.

(c)           The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(b), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), if such pro forma financial statements would be required by Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1.

(d)           The Administrative Agent shall have received, for the account of the Administrative Agent, the Arrangers and the Lenders, as applicable, all fees and invoiced expenses required to be paid by the Borrowers on or prior to the Closing Date pursuant to the Fee Letter, the Agency Fee Letter or otherwise, to the extent invoiced and received by the Parent at least two Business Days prior to the Closing Date.

(e)           The Lenders shall have received, at least five calendar days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case that has been reasonably requested by the Lenders in writing at least ten Business Days prior to the Closing Date.

(f)           The Existing Credit Agreement shall have been repaid in full, all commitments relating thereto will have been terminated on terms reasonably satisfactory to the Arrangers.

4.02           Conditions to Credit Extension on the Tender Offer Closing Date and on any Pharmasset Equity Acquisition Date.  The obligation of the L/C Issuer and each Lender to make any Credit Extension hereunder on the Tender Offer Closing Date and on any Pharmasset Equity Acquisition Date is subject to satisfaction (or waiver in accordance with Section 10.01(a)) of the following additional conditions precedent:

(a)           The Administrative Agent’s receipt of a certificate as to the solvency of the Parent from the Parent’s chief financial officer, substantially in the form of Exhibit G hereto.

(b)           Since September 30, 2011, there not having occurred any event, change, effect, development, state of fact, condition, circumstance or occurrence that, individually or in the aggregate with other such events, changes, effects, developments, states of fact, conditions, circumstances or occurrences, has had, or would reasonably be expected to have, a Pharmasset Material Adverse Effect.

(c)           The Tender Offer (or, with respect to a Credit Extension occurring on any Pharmasset Equity Acquisition Date the acquisition of additional Equity Interests of Pharmasset, and, if a sufficient number of shares are tendered, the Merger) shall have been, or shall concurrently or substantially contemporaneously with the applicable Borrowing hereunder be, consummated in accordance with the Pharmasset Acquisition Agreement in all material respects; and the Pharmasset Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld or delayed).  The Tender Offer (or, with respect to a Credit Extension occurring on any Pharmasset Equity Acquisition Date, the acquisition of additional Equity Interests of Pharmasset, and, if a sufficient number of shares are tendered, the Merger) shall have been, or shall concurrently or substantially contemporaneously with the applicable Borrowing hereunder be, consummated in compliance in all material respects with applicable Laws and regulatory approvals.

(d)           The Pharmasset Acquisition Agreement Representations shall be true and correct (solely to the extent the accuracy of such representations is a condition to the Parent’s obligation to close the Tender Offer under the Pharmasset Acquisition Agreement) and the Specified Representations shall be true and correct in all material respects.  For the avoidance of doubt, if the conditions set forth in this Section 4.02 (and, if the initial Credit Extension hereunder occurs on the Tender Offer Closing Date, the conditions set forth in Section 4.01) are satisfied, the absence of any Default or Event of Default under the Loan Documents shall not be a condition precedent to any Credit Extension hereunder on the Tender Offer Closing Date or to any Credit Extension occurring on a Pharmasset Equity Acquisition Date; provided that the proceeds of such Credit Extension are used solely to acquire such Equity Interests of Pharmasset.

(e)           All material consents, licenses and approvals (if any) of Governmental Authorities and other Persons required in connection with the Pharmasset Acquisition and the other Transactions to the extent required as a condition to the Parent’s obligation to consummate the Tender Offer pursuant to the Pharmasset Acquisition Agreement shall have been obtained.

(f)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension, in accordance with the requirements hereof.

Each Request for Credit Extension with respect to a Credit Extension on the Tender Offer Closing Date or a Pharmasset Equity Acquisition Date (other than a Loan Notice requesting only a conversion of Loans of one Type to the other Type or a continuation of Eurodollar Rate Loans), submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied in all material respects on and as of the date of the applicable Credit Extension.

4.03           Conditions to Credit Extensions Other than on the Tender Offer Closing Date or a Pharmasset Equity Acquisition Date.  The obligation of each Lender to honor any Request for Credit Extension (other than with respect to (a) any Credit Extension made on the Tender Offer Closing Date, (b) any Credit Extension made on a Pharmasset Equity Acquisition Date; provided that the proceeds from such Credit Extension are used solely to acquire Equity Interests of Pharmasset and (c) a Request for Credit Extension requesting only a conversion of Loans of one Type to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction of the following conditions precedent:

(a)           The representations and warranties of each Borrower contained in ARTICLE V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith (except the representations contained in Section 5.05(c) and Section 5.06, which shall only be made on the Closing Date, and the representation contained in Section 5.19, which shall only be made on the Tender Offer Closing Date), shall be true and correct in all material respects on and as of the date of such Credit Extension, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension, in accordance with the requirements hereof.

Each Request for Credit Extension (other than with respect to (a) any Credit Extension made on the Tender Offer Closing Date, (b) any Credit Extension made on a Pharmasset Equity Acquisition Date; provided that the proceeds from such Credit Extension are used solely to acquire Equity Interests of Pharmasset or (c) a Request for Credit Extension requesting only a conversion of Loans of one Type to the other Type or a continuation of Eurodollar Rate Loans), submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.03 have been satisfied in all material respects on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders on the Closing Date and on each subsequent date on which a Credit Extension (other than with respect to a conversion or continuation of Eurodollar Rate Loans) is made that the following representations and warranties are true and correct as of such date (or, in the case of any of the following that is made solely as of any specific date, such specific date); provided that to the extent a Borrower is unable to make any of the following representations or warranties on the Tender Offer Closing Date (or on a Pharmasset Equity Acquisition Date; provided that the proceeds from such Credit Extension are used solely to acquire Equity Interests of Pharmasset) due to the inaccuracy thereof, such Borrower shall be deemed to have made such representation or warranty on such date for all purposes hereunder and there shall be a Default hereunder, subject to the Clean-Up Period and the last sentence of Section 4.02(d) and; provided further that (i) the Borrower shall only make the representation contained in Section 5.19 on the Tender Offer Closing Date and (ii) the representations contained in Section 5.05(c) and Section 5.06 shall only be made on the Closing Date.

5.01           Existence, Qualification and Power.  (a) Each Borrower is a company or a corporation duly organized or formed, validly existing and in good standing (to the extent legally applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) each Subsidiary of either of the Borrowers is a company or a corporation duly organized or formed, validly existing and in good standing (to the extent legally applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (c) each Borrower and each Subsidiary thereof has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as presently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) each Borrower and each Subsidiary thereof is duly qualified and is licensed and in good standing (to the extent legally applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b), (c)(i) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02           Authorization; No Contravention.  The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is a party, has been duly authorized by all necessary corporate or other organizational action.  The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is a party, and the consummation by the Parent and its Subsidiaries of the Transactions, do not and will not: (a) contravene the terms of any of the Organization Documents of either Borrower or any of their respective Subsidiaries; (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under or require any payment to be made under, (i) any Material Contractual Obligation to which either Borrower or any of their respective Subsidiaries is a party or affecting either Borrower or any of their respective Subsidiaries or the properties of either Borrower or any of their respective Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which either Borrower or any of their respective Subsidiaries or their respective properties are subject; or (c) violate any applicable Law.

5.03           Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Borrower of this Agreement or any other Loan Document.

5.04           Binding Effect.  This Agreement has been, and each other Loan Document to which a Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by such Borrower.  This Agreement constitutes, and each other Loan Document to which a Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05           Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements furnished to the Administrative Agent (for further distribution to the Lenders) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries, taken as a whole, as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness required to be shown therein in accordance with GAAP.

(b)           The unaudited consolidated financial statements of the Parent and its Subsidiaries dated September 30, 2011, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date furnished to the Administrative Agent (for further distribution to the Lenders) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           As of the Closing Date, since December 31, 2010, except for events and circumstances disclosed in the Parent SEC Documents filed or furnished after January 1, 2011 and prior to the date hereof (other than disclosure in the Parent SEC Documents referred to solely in the “Risk Factors” and “Forward Looking Statements” sections thereof or similar statements included in such Parent SEC Documents that are solely forward looking in nature), there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06           Litigation.  There are no actions, suits, investigations, litigations, claims, disputes or proceedings pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against either Borrower or any Subsidiary or against any of their respective properties or revenues or orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of the Loan Documents.

5.07           Ownership of Property; Liens.  The property of each Borrower and each Subsidiary is subject to no Liens, other than Liens permitted by Section 7.01.

5.08           [Intentionally Omitted.]

5.09           Taxes.  Each Borrower and each Subsidiary has timely filed all Federal, state and other Tax returns and reports required to be filed, and have timely paid all Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which (a) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against either Borrower or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

5.10           ERISA Compliance.

(a)           (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification; and (iii) the Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, except where in each case in clauses (i) through (iii) such event or condition, together with all other such events or conditions, would not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably expected to have a Material Adverse Effect.  There has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or violation of the fiduciary responsibility rules of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Parent  nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA, except where in each case in clauses (i) through (iv) such event or condition, together with all other such events or conditions, would not reasonably be expected to have a Material Adverse Effect.

5.11           Purpose of the Loans.  The proceeds of the Loans made available to the Borrowers are to be used solely (a) to fund, in part, the Pharmasset Acquisition, (b) to repay and satisfy in full all obligations (other than contingent obligations that expressly survive termination) under the Existing Credit Agreement, (c) to pay fees and expenses incurred in connection with the transactions contemplated herein and (d) for working capital requirements of the Borrowers and their Subsidiaries and for the general corporate purposes of the Borrowers and their Subsidiaries not in contravention of any Law or Loan Document.

5.12           Margin Regulations; Investment Company Act.

(a)           The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock, except (i) if the Tender Offer is consummated and not the Merger, with respect to the Equity Interests of Pharmasset prior to the Merger for so long as such Equity Interests constitute Margin Stock or (ii) the Parent may use the proceeds of Credit Extensions, directly or indirectly, to purchase or carry Margin Stock so long as (x) either (A) the Margin Stock so acquired is promptly retired following the purchase or other acquisition thereof or (B) at all times and after giving effect to each such purchase or acquisition, not more than 25% of the total assets of the Parent and its Subsidiaries on a consolidated basis are represented by Margin Stock owned by the Parent and its Subsidiaries on a consolidated basis and (y) such purchase or acquisition is not for the purpose of speculation.  At all times following the application of the proceeds of each Credit Extension not more than 25% of the value of the assets (of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.03 or Section 7.04 or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be Margin Stock.

(b)           Neither the Borrowers nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13           Disclosure.  No report, financial statement, certificate or other information, other than the Projections and other forward-looking information and information of a general economic or industry-specific nature, furnished (whether in writing or orally) to the Administrative Agent, the Arrangers or the Lenders by the Borrowers or their respective Subsidiaries or any of their respective representatives (or on any of their behalves) in connection with any aspect of the transactions contemplated hereby, as and when furnished, when taken as a whole (in each case, as modified or supplemented by other information so previously furnished), does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading.  All Projections have been or will be prepared in good faith based upon assumptions that are believed by the Borrowers to be reasonable at the time furnished (it being understood that any such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

5.14           Compliance with Laws.   Each of the Borrowers and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws (including, without limitation, all applicable Environmental Laws, Medicare Regulations and Medicaid Regulations and all food and drug and health care and medical related Laws and Laws regulating contractors to foreign, Federal, state and local governments applicable to it and its properties) and all orders, writs, injunctions and decrees applicable to it or to its properties, to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organization prohibitions set forth in the Organized Crime Control Act of 1970, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.15           Fraud and Abuse.  Neither Borrower, their respective Subsidiaries or Affiliates nor any of their respective officers, directors or, to the knowledge of the Borrowers, any Contract Provider, has engaged in any activities that are prohibited under any applicable Medicare Regulations or Medicaid Regulations or that are prohibited by any applicable rules of professional conduct (including but not limited to the following, to the extent applicable: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind of offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other state or Federal health care program, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or any other state or Federal health care program), which failure to comply with such rules and regulations, individually or taken as a whole, would reasonably be expected to have a Material Adverse Effect.

5.16           Representations as to Gilead Ireland.  The Borrowers on behalf of Gilead Ireland represent and warrant to the Administrative Agent and the Lenders that:

(a)           Gilead Ireland is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to Gilead Ireland, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by Gilead Ireland of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither Gilead Ireland nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the jurisdiction in which Gilead Ireland is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Law of the Republic of Ireland for the enforcement thereof against Gilead Ireland under the Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the Republic of Ireland or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the Republic of Ireland either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by Gilead Ireland pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by Gilead Ireland are, under applicable foreign exchange control regulations of the Republic of Ireland, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.17           OFAC.  Neither the Borrowers nor any of their respective Subsidiaries nor, to the knowledge of either Borrower, any director or officer of the Parent or any of its Subsidiaries, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, is being or has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers or the Administrative Agent) of Sanctions.

5.18           Taxpayer Identification Numbers.  The Borrowers’ true and correct U.S. taxpayer identification numbers as of the date hereof are set forth on Schedule 5.18.

5.19           Solvency.  The Parent is, and after giving effect to the Acquisition and the incurrence of all Indebtedness contemplated by the Transactions, will be, Solvent.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent, unasserted indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:

6.01           Financial Statements.  Deliver to the Administrative Agent (for further distribution to each Lender):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report of a Registered Public Accounting Firm of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or filing with the SEC required to be delivered under this Agreement shall be deemed to have been delivered on the date on which (a) such financial statement or filing is posted on the website of the SEC at www.sec.gov and (b) the Parent has provided written notice to the Administrative Agent of such posting.

6.02           Certificates; Other Information.  Deliver to the Administrative Agent (for further distribution to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent.  The Compliance Certificate will contain calculations with respect to Section 7.01(o), Section 7.02(a) and Section 7.02(g) to the extent applicable in a particular period, and calculations with respect to Section 7.05;

(b)           promptly after the same are available, copies of each annual report, proxy or financial statement of the Parent filed by the Parent with the SEC and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c)           promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or 6.01(b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender, the L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents (which notification may be included in the Compliance Certificate) and provide to the Administrative Agent, upon its request, by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for the Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or the Borrowers’ securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03           Notices.  Promptly after a Responsible Officer of the Parent becomes aware thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           to the extent that the following have resulted in, or would reasonably be expected to result in, a Material Adverse Effect: (i) any dispute, action, litigation, investigation, proceeding or suspension between a Borrower or any Subsidiary and any Governmental Authority or (ii) the commencement of any material litigation or proceeding, or any material development in any such litigation or proceeding, adversely affecting a Borrower or any Subsidiary; and

(c)           of any material change in accounting policies or financial reporting practices by the Parent.

Each notice pursuant to Sections 6.03(a) and 6.03(b) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action, if any, such Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.  Any notice of change in accounting policies or financial reporting practices required to be delivered under Section 6.03(c) shall be deemed to have been delivered on the date on which (a) notice of such change in accounting policies or financial reporting practices is posted on the website of the SEC at www.sec.gov and (b) the applicable Borrower has provided written notice to the Administrative Agent of such posting.

6.04           Payment of Tax Obligations.  Pay and discharge, or cause to be paid and discharged, as the same shall become due and payable, all its Federal and state Tax liabilities and all other Tax liabilities upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary or (b) the failure to make such payment or discharge such liability would not reasonably be expected to result in a Material Adverse Effect.

6.05           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and, to the extent legally applicable in the relevant jurisdiction, good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.03; (ii) in the situation where a Subsidiary has no operations or revenues; or (iii) solely with respect to any Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case which are necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06           Maintenance of Properties.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect (i) all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) all IP Rights of the Borrowers and their respective Subsidiaries; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07           Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (which may include a financially sound and reputable captive insurance company that is an Affiliate of the Parent), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties of such types and in such amounts with such deductibles and covering such risks, as are customarily carried under similar circumstances by such other Persons.

6.08           Compliance with Laws.  Comply in all material respects with the requirements of all applicable Laws (including, without limitation, all applicable Environmental Laws, Securities Laws, ERISA laws, Medicare Regulations and Medicaid Regulations and all food and drug and health care and medical related Laws and laws regulating contractors to foreign, Federal, state and local governments applicable to it and its properties) and all orders, writs, injunctions and decrees applicable to it or to its business or property, to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organization Chapter of the Organized Crime Control Act of 1970, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09           Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied in all material respects shall be made of all financial transactions and matters involving the assets and business of the Borrowers or any of their respective Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or any such Subsidiary.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent, unasserted indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, extensions or replacements thereof, provided that (i) the property covered thereby has not changed and (ii) the amount secured or benefited thereby is not increased;

(c)           Liens for taxes not yet due, or which are not delinquent or remain payable without penalty, or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing forfeiture of property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or to the extent non-payment thereof is permitted under Section 6.04, provided, that no notice of Lien has been filed or recorded under the Code;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture of the property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits and other liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations (other than Indebtedness) incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); provided that enforcement of such Liens is effectively stayed;

(i)           licenses, leases, sublicenses or subleases of the Borrowers or any Subsidiary granted to others and not interfering in any material respect with the ordinary conduct of the business of the Borrowers or any such Subsidiary;

(j)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrowers or any such Subsidiary in the ordinary course of business;

(k)           Liens on goods (and the documents of title related thereto), the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrowers or any Subsidiary which is not prohibited by Section 7.02, provided that any such Lien secures only the obligations of the Borrowers or such Subsidiary in respect of such letters of credit;

(l)           Liens arising solely by virtue of any banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by FRB, and (ii) such deposit account is not intended by either Borrower or any of their respective Subsidiaries to provide collateral to the depository institution;

(m)           Liens granted by the Borrowers or any of their respective Subsidiaries securing Capital Lease Obligations or purchase money Indebtedness (including any refinancings and extensions thereof) otherwise permitted under Section 7.02; provided that such Lien shall extend in each case only to the property financed with such Indebtedness and proceeds thereof;

(n)           Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code; and

(o)           Liens not otherwise permitted in this Section 7.01 which secure obligations not exceeding in the aggregate principal amount 15% of the Consolidated Net Worth of the Parent and its Subsidiaries, at the time such Liens are created, for all such Liens granted and still in effect pursuant to this clause (o) (with Consolidated Net Worth being determined based on the most recent financial statements of the Parent then filed with the SEC); provided that to the extent the maximum amount of Indebtedness permitted to be incurred pursuant to Section 7.02(g) is not then incurred and outstanding, the aggregate amount of obligations secured by Liens permitted pursuant to this Section 7.01(o) shall be increased dollar-for-dollar by the amount of such remaining capacity up to a maximum aggregate amount not to exceed 20% of the Consolidated Net Worth of the Parent and its Subsidiaries, at the time such Liens are created.

Notwithstanding the foregoing, if the Tender Offer is consummated but not the Merger, this Section 7.01 shall not apply to any Equity Interests of Pharmasset owned by the Parent or its Subsidiaries for so long as such Equity Interests constitute Margin Stock.

7.02           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness by Subsidiaries of the Parent, except:

(a)           Indebtedness of Gilead Ireland pursuant to this Agreement or any Note and under any other revolving credit agreement, provided that the aggregate outstanding amount thereof shall not exceed $2,000,000,000 at any time;

(b)           to the extent constituting Guarantees, endorsements for collection or deposit in the ordinary course of business;

(c)           obligations (contingent or otherwise) of any Subsidiary of the Parent existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party in the event of a default under such Swap Contract;

(d)           in the event of the enactment of U.S. federal legislation or the passing of U.S. federal taxation regulations, in each case, after the date of this Agreement, providing for a material reduction in the rate of the applicable corporate income tax on profits distributed to the Parent by any Subsidiary of the Parent that is not a “United States person” as defined in Section 7701(a)(30) of the Code, Indebtedness of a Subsidiary of the Parent that is not a “United States Person” (as defined in as defined in Section 7701(a)(30) of the Code); provided that (i) the proceeds of the Indebtedness are in fact used to make dividends or distributions directly or indirectly to the Parent and (ii) such dividends or other distributions qualify for the benefits of the reduced rate provided under such legislation or regulations;

(e)           Indebtedness of the Borrowers or any of their respective Subsidiaries consisting of contingent obligations arising under letters of credit (including standby or commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, solely to the extent no draw has been made thereunder that has not been reimbursed, within the time permitted thereby);

(f)           Indebtedness of any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent; and

(g)           Indebtedness not otherwise permitted under this Section 7.02 by Subsidiaries in an aggregate principal amount not to exceed 30% of the Consolidated Net Worth of the Parent and its Subsidiaries, at the time of such incurrences, for all such Indebtedness incurred and outstanding pursuant to this clause (g) (with Consolidated Net Worth being determined based on the most recent financial statements of the Parent then filed with the SEC); provided, that such maximum aggregate principal amount shall be reduced dollar-for-dollar to the extent Liens created, incurred, assumed or suffered to exist pursuant to Section 7.01(o) secure obligations exceeding an aggregate principal amount equal to 15% of the Consolidated Net Worth of the Parent and its Subsidiaries, at the time such Liens are created.

7.03           Fundamental Changes; Dispositions of Assets.  The Parent will not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, or permit any of its Subsidiaries to Dispose of (whether in one transaction or in a series of transactions), all or substantially all of the assets (whether now owned or hereafter acquired) of the Parent and its Subsidiaries, taken as a whole, to or in favor of any Person, except that (i) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Subsidiary and (ii) the Parent may merge with another Person; provided that, (a) in the case of clause (i), no Event of Default exists or would result therefrom and (b) in the case of clause (ii), (x) no Default exists or would result therefrom and (y) the Parent shall be the continuing or surviving Person.

Notwithstanding the foregoing, if the Tender Offer is consummated but not the Merger, this Section 7.03 shall not apply to any Equity Interests of Pharmasset owned by the Parent and its Subsidiaries for so long as such Equity Interests constitute Margin Stock.

7.04           Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business (or businesses ancillary or related thereto) conducted by the Parent and its Subsidiaries, taken as a whole, on the date hereof.  For the avoidance of doubt, the Parent and its Subsidiaries may enter into other fields or classes of therapies to create or sell, develop or commercialize medicinal products.

7.05           Financial Covenant.  Permit the Consolidated Total Debt to Total Capitalization Ratio as of the end of any fiscal quarter of the Parent to exceed 0.65 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01           Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Either Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation of such Borrower, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation of such Borrower, or any fee or other amount due from such Borrower hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Either Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05 (solely with respect to such Borrower), or ARTICLE VII or the Parent fails to perform or observe any term, covenant or agreement contained in the Parent Guaranty Agreement; or

(c)           Other Defaults.  Either Borrower fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice thereof from the Administrative Agent at the request of any Lender; or

(d)           Representations and Warranties.  (i) Any Specified Representation or Pharmasset Acquisition Agreement Representation shall be incorrect or misleading in any material respect when made or deemed made (and with respect to any Pharmasset Acquisition Agreement Representation, solely to the extent the inaccuracy of such representation is a condition to the Parent’s obligation to close the Tender Offer), (ii) any representation or warranty herein or in any other Loan Document (other than those included in clause (i)), if such representation had been made by the Borrowers on the Tender Offer Closing Date (or on a Pharmasset Equity Acquisition Date; provided that the proceeds from such Credit Extension are used solely to acquire Equity Interests of Pharmasset) would have been inaccurate in any material respect and such inaccuracy would have been materially adverse to the Lenders on such date, or (iii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or Gilead Ireland herein, or in any other Loan Document to which it is a party, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Either Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid when due after giving effect to any applicable grace period; or

(f)           Insolvency Proceedings, Etc.  Either Borrower, any Material Subsidiary or any group of Subsidiaries which if taken together would have constituted a Material Subsidiary (except that 15% shall be substituted for 10% in determining whether all such Persons constitute a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer is appointed without the application or consent of such Persons and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Persons or to all or any material part of its property is instituted without the consent of such Persons and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  Either Borrower, any Material Subsidiary or any group of Subsidiaries which if taken together would have constituted a Material Subsidiary (except that 15% shall be substituted for 10% in determining whether all such Persons constitute a Material Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)           Judgments.  There is entered against either Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not deny coverage) and there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Parent or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and in each case in clause (i) or (ii) such event or condition, together with all other such events or conditions, would reasonably be expected to have a Material Adverse Effect; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or Gilead Ireland contests in any manner the validity or enforceability of any provision of any Loan Document; or either the Parent or Gilead Ireland denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document to which it is a party; or

(k)           Change of Control.  There occurs any Change of Control.

8.02           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender, any obligation of the L/C Issuer to make L/C Credit Extensions and any obligation of the Swing Line Lender to make Swing Line Loans, in each case, to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, Swing Line Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the applicable Borrower Cash Collateralize its L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for other applicable relief with respect to either Borrower under the Bankruptcy Code of the United States specified in Sections 8.01(f) or 8.01(g), or comparable order under the Debtor Relief Laws in any other applicable country, the obligation of each Lender to make Loans or the Swing Line Lender to make Swing Line Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and Swing Line Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of a Borrower to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans and Swing Line Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Section 2.14 and Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and commitment fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) and amounts payable under ARTICLE III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees and interest on the Loans and L/C Borrowings, ratably among the Lenders, the Swing Line Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swing Line Loans and L/C Borrowings, ratably (i) among the Lenders, the Swing Line Lender and the L/C Issuer in proportion to the respective amounts described in this subclause (i) to this clause Fourth held by them and (ii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Swap Contracts and Cash Management Services Agreements, ratably among the Swap Banks and Cash Management Banks in proportion to the respective amounts described in this subclause (ii) to this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.04 and Section 2.14; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers as their respective interests appear or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04           Clean-Up Period.  Notwithstanding anything to the contrary, if during the five-day period following the consummation of the Tender Offer (the “Clean-Up Period”), a matter or circumstance exists which constitutes a Default or Event of Default, that matter or circumstance will not constitute a Default or Event of Default, as applicable, provided that (i) the matter or circumstance does not constitute (x) a Major Default or (y) a Default or an Event of Default incapable of being cured, (ii) reasonable steps are being taken to cure that matter or circumstance and (iii) such Default or Event of Default is cured or otherwise ceases to exist within ten Business Days following the consummation of the Tender Offer.  For the avoidance of doubt, nothing in this Section 8.04 shall effect the conditions precedent set forth in ARTICLE IV.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01           Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

9.02           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor to, or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this

ARTICLE IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

9.06           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor administrative agent, which shall be a bank reasonably satisfactory to the Parent (absent the existence of an Event of Default) with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor administrative agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor administrative agent as provided for above in this Section 9.06.  Upon the acceptance of a successor administrative agent’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrowers to a successor administrative agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arrangers, the Syndication Agent and the Co-Documentation Agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to either Borrower, the Administrative Agent (irrespective of whether the principal of any Loan, Swing Line Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Swing Line Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the L/C Issuer and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10           Withholding.  To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE X
MISCELLANEOUS

10.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of the Arrangers;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees (as applicable) at the Default Rate;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release the Parent from its Parent Guaranty Agreement without the prior written consent of each Lender;

and, provided further, that (1) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (2) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (3) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (4) the Fee Letter and the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Section 10.01 to the contrary, if the Arrangers and the Borrowers shall have jointly identified an obvious error or any error, ambiguity, defect, inconsistency or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Arrangers and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.02           Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in Section 10.02(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to ARTICLE II if such Lender or the L/C Issuer, as applicable has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent may, in its discretion, or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless otherwise agreed by the Borrowers or the Administrative Agent, as applicable, pursuant to the preceding sentence, it is understood and agreed that electronic communications to the Borrowers or the Administrative Agent shall not constitute effective notice to the Borrowers or the Administrative Agent, respectively.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall severally indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by such Borrower, except to the extent that loss, cost, expense or liability is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Person.

(f)           All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03           No Waiver; Cumulative Remedies; Enforcement.

(a)           No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04           Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Each Borrower shall severally be liable to pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (a) the reasonable, invoiced out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent (and additional counsel for any actual or reasonably perceived conflict of interest and, if reasonably necessary, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)) and (b) reasonable invoiced out-of-pocket due diligence expenses), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated; provided that the fees, charges and disbursement of the Administrative Agent and its Affiliates and their counsel with respect to the preparation, negotiation and delivery of the Loan Documents in connection with the Transaction shall be limited as set forth in the Commitment Letter), and (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit of such Borrower or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer, (including the reasonable, invoiced fees, charges and disbursements of one primary counsel for the Administrative Agent, the L/C Issuer, the Arrangers and the Lenders (and additional counsel for any actual or reasonably perceived conflict of interest and, if reasonably necessary, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)) in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (b) in connection with the Loans or Swing Line Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Swing Line Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  Each Borrower will severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the L/C Issuer and each Related Party of any of the foregoing Persons and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, such Borrower’s ratable share of any and all losses, claims, damages, liabilities and reasonable invoiced out-of-pocket expenses (including the reasonable invoiced out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnitees (and additional counsel for any actual or reasonably perceived conflict of interest and, to the extent reasonably necessary, one special or regulatory counsel in multiple jurisdictions and one local counsel in each relevant jurisdiction (but no other counsels))) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to either Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either Borrower, its equityholders or creditors, or an Indemnitee, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or reasonable invoiced out-of-pocket expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the (a) gross negligence, willful misconduct or bad faith of such Indemnitee or (b) a material breach of the obligations of such Indemnitee under the Loan Documents or (y) arises from any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or arranger under this Agreement) other than as a result of any act or omission by either Borrower or any of their respective Affiliates.  Neither Borrower shall, without the prior written consent of the relevant Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (ii) does not include any statement as to any admission of fault.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto may assert, and hereby waives, any claim against any Indemnitee, on any theory of liability (whether direct or indirect, in contract or tort or otherwise), for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit in any manner whatsoever the Borrowers’ indemnification obligations hereunder to the extent such damages are required to be indemnified against pursuant to Section 10.04(b).  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct, actual damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)           Payments.  All amounts due under this Section 10.04 shall be payable promptly after demand therefor.

(f)           Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligation of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06           Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(b) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in the case of any assignment not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and $1,000,000 increments in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent on behalf of itself and Gilead Ireland otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i) and, in addition:

(A)           the consent of the Parent on behalf of itself and Gilead Ireland (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable by the assignor or assignee as agreed to between such parties in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ respective Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.06(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans made hereunder or other rights or obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder notwithstanding any notice to the contrary.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07           Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or required by applicable Law or regulations or by any subpoena or similar legal process (in which case the Administrative Agent and the Lenders agree to inform the Borrowers promptly thereof (unless prohibited by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or other regulatory request)), (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions not less restrictive than those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations, (f) with the prior written consent of the Borrowers or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or any of their Subsidiaries or Affiliates.

For purposes of this Section 10.07, “Information” means all information received from either Borrower or any Subsidiary relating to such Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by either Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or any of their Subsidiaries, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08           Right of Setoff.  If an Event of Default under Section 8.01(a) or an acceleration of the Loans shall have occurred and be continuing with respect to a Borrower, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) of such Borrower at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.02, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           each Borrower shall have paid to the Administrative Agent fifty percent (50%) of the assignment fee specified in Section 10.06(b)(iv);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, Section 3.04 or Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14           Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN  NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b).  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  GILEAD IRELAND HEREBY IRREVOCABLY APPOINTS THE PARENT, AND THE PARENT HEREBY ACCEPTS SUCH APPOINTMENT, AT ITS ADDRESS SPECIFIED ON SCHEDULE 10.02, AS GILEAD IRELAND’S AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EFFECTIVE IMMEDIATELY AND WITHOUT ANY FURTHER ACTION ON GILEAD IRELAND’S BEHALF.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16           PATRIOT Act Notice.  Each Lender that is subject to hereto and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with such Act.

10.17           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders are arm’s-length commercial transactions between each of the Borrowers, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either of the Borrowers, or any other Person and (B) each of the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders has no obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and each of the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders has no obligation to disclose any of such interests to the Borrowers.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18           Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the

Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GILEAD SCIENCES, INC., as a Borrower

By:      s/ Robin L. Washington
Name: Robin L. Washington
Title:   Senior Vice President and Chief Financial Officer

[Credit Agreement – Five-Year  Revolving Credit Facility]

GILEAD BIOPHARMACEUTICS IRELAND CORPORATION, as Borrower

By:      s/ Robin L. Washington
Name: Robin L. Washington
Title:   Director

By:      s/ Brett A. Pletcher
Name: Brett A. Pletcher
Title:   Director

[Credit Agreement – Five-Year  Revolving Credit Facility]

BANK OF AMERICA, N.A., as

Administrative Agent

By:      s/ Dora A. Brown
Name: Dora A. Brown
Title:   Vice President

Five-Year Revolving Credit Facility Credit Agreement

BANK OF AMERICA, N.A., as
L/C Issuer, Swing Line Lender and a Lender

By:          s/ Amie L. Edwards
Name: Amie L. Edwards
Title:   Director

Five-Year Revolving Credit Facility Credit Agreement

Barclays Bank PLC, as a Lender

By:          s/ Russell C. Johnson
Name: Russell C. Johnson
Title:   Director

Five-Year Revolving Credit Facility Credit Agreement

Wells Fargo Bank, N.A., as a Lender

By:          s/Matt Burke
Name: Matt Burke
Title:   Vice President

Five-Year Revolving Credit Facility Credit Agreement

[JPMorgan Chase Bank, N.A], as a Lender

By:          s/ Vanessa Chiu
Name: Vanessa Chiu
Title:   Executive Director

Five-Year Revolving Credit Facility Credit Agreement

Goldman Sachs Bank USA, as a Lender

By:          s/ Mark Walton
Name: Mark Walton
Title:   Authorized Signatory

Five-Year Revolving Credit Facility Credit Agreement

Royal Bank of Canada, as a Lender

By:          s/ Mustafa Topiwalla
Name: Mustafa Topiwalla
Title:   Authorized Signatory

Five-Year Revolving Credit Facility Credit Agreement

HSBC Bank USA, N.A., as a Lender

By:          s/ Ted Olson
Name: Ted Olson
Title:   Vice President

Mizuho Corporate Bank, Ltd., as a Lender

By:          s/ Bertram H. Tang
Name: Bertram H. Tang
Title:   Authorized Signatory

Five-Year Revolving Credit Facility Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:          s/ Brian McNany
Name: Brian McNany
Title:   Vice President

Five-Year Revolving Credit Facility Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
[Lender]

By:  s/ David W. Kee
David W. Kee
Managing Director

Five-Year Revolving Credit Facility Credit Agreement

U.S. Bank National Association, as a Lender

By:          s/ David C. Mruk
Name: David C. Mruk
Title:   Vice President

Five-Year Revolving Credit Facility Credit Agreement

SCHEDULE 1.01
EXISTING LETTERS OF CREDIT

Beneficiary	L/C Number	Expiry Date	Issuer	Amount
Ace INA Overseas Insurance Company LTD	3090294	10/15/12*	Bank of America, N.A.	$2,592,204.00
American Casualty Company of Reading, Pennsylvania and/or Valley Forge Insurance Company	3097945	11/01/12*	Bank of America, N.A.	$315,370.00
XL Specialty Insurance Company-Greenwich Insurance Company	3114970	11/01/12*	Bank of America, N.A.	$1,100,000.00

List as of 12/13/11

*Contains Auto-Renewal clause

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$162,500,000.00	13.000000000%
Barclays Bank PLC	$162,500,000.00	13.000000000%
Wells Fargo Bank, N.A.	$132,500,000.00	10.600000000%
JPMorgan Chase Bank, N.A.	$132,500,000.00	10.600000000%
Goldman Sachs Bank USA	$132,500,000.00	10.600000000%
Royal Bank of Canada	$132,500,000.00	10.600000000%
HSBC Bank USA, N.A.	$111,666,666.64	8.933333331%
Mizuho Corporate Bank, Ltd.	$70,833,333.34	5.666666667%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$70,833,333.34	5.666666667%
Sumitomo Mitsui Banking Corporation	$70,833,333.34	5.666666667%
U.S. Bank, National Association	$70,833,333.34	5.666666667%

SCHEDULE 5.18
TAXPAYER IDENTIFICATION NUMBER

Entity	Taxpayer ID Number
Gilead Sciences, Inc.	943047598
Gilead Biopharmaceutics Ireland Corporation	980425058

SCHEDULE 7.01
EXISTING LIENS

Liens in favor of GC Air, LLC (“GC Air”) under a lease transaction by and between the Parent and GC Air, in connection with, and relating to, a Dassault Aviation Falcon 2000 aircraft, serial number 183, United States registration number N88MX (expected to be changed to N903GS), two Allied Signal CFE 738-1-1B aircraft engines, serial number P105504 and P105507, one Honeywell GTCP 36-150 auxiliary power unit, serial number P-302 and all associated logbooks, components and manuals.

Liens in favor of GC Air under a lease transaction by and between the Parent and GC Air, in connection with, and relating to, a 2002 Falcon 2000 aircraft and components.

Liens in favor of Banc of America Leasing and Capital, LLC in connection with the lease by the Parent in connection with, and relating to, a 2000 Dassault Aviation Falcon 2000 aircraft, serial number 112, two CFE Company, Inc. CFE738-1-1B aircraft engines, serial numbers P105272 and P105351 and one Garrett GTCP 36-150 auxiliary power unit, serial number P220.

Liens in favor of Canon Financial Services (“Canon”), covering equipment, and related general intangibles and accounts receivable, leased, sold or financed by Canon pursuant to Lease #003-0149127-005 to the Parent.

Liens in favor of Canon, covering equipment, and related general intangibles and accounts receivable, leased, sold or financed by Canon pursuant to Leases #001-0252687-012, #001-0252687-013 and #001-0252687-014 to Gilead Palo Alto, Inc. (formerly CV Therapeutics Inc.).

Liens in favor of American Leistritz Extruder Corporation, covering a ZSE-18 Twin Screw Extruder System and related equipments and parts.

Liens in favor of GreatAmerica Leasing Corporation, covering certain Konica Minolta copiers, printers and faxes and accessories leased by Parent.

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICE

BORROWERS:

GILEAD SCIENCES, INC.
333 Lakeside Drive
Foster City, CA  94404
Attention:  Brad Vollmer
Telephone:  650-522-2331
E-mail:  brad.vollmer@Gilead.com
Website:  www.Gilead.com

GILEAD BIOPHARMACEUTICS IRELAND CORPORATION
c/o Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA  94404
Attention:  Brad Vollmer
Telephone:  650-522-2331
E-mail:  brad.vollmer@Gilead.com
Website:  www.Gilead.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office (for payments and Loan Notices):
BANK OF AMERICA, N.A.
Mail Code: CA4-702-02-25
Building B 2001 Clayton Road
Concord, CA 94520-2405
Attention  Sue Pfohl
Telephone:  925-675-8783
Telecopier:  888-969-9267
E-mail:  sue.pfohl@baml.com

Wire Instructions:
BANK OF AMERICA, N.A., NEW YORK, NY
ABA# 026009593
Account Name: Corporate FTA
Account No.:  3750836479
Ref:  Gilead Sciences, Inc.
Attn.: Corporate Credit Services

Other Notices as Administrative Agent:
BANK OF AMERICA, N.A.,
AGENCY MANAGEMENT
Mail Code:  WA1-501-17-32
800 Fifth Avenue, Floor 17

Seattle, WA  98104
Attention:  Dora Brown
Telephone:  206-358-0101
Telecopier:  415-343-0556
E-mail:  dora.a.brown@baml.com

L/C ISSUER:

BANK OF AMERICA, N.A.
TRADE OPERATIONS
Mail Code: CA9-705-07-05
1000 W. Temple Street
Los Angeles, CA  90012-1514
Attention: Tai Anh Lu
Telephone:  213-481-7840
Telecopier:  213-457-8841
E-mail: tai_anh.lu@baml.com

SWING LINE LENDER:

BANK OF AMERICA, N.A.
Mail Code: CA4-702-02-25
2001 Clayton Road, Floor 2
Concord, CA  94520
Attention:  Sue Pfohl
Telephone:  925-675-8783
Telecopier:  888-969-9267
E-mail:  sue.pfohl@baml.com

Wire Instructions:
BANK OF AMERICA, N.A., NEW YORK, NY
ABA# 026009593
Account Name:  Corporate FTA
Account No.:  3750836479
Ref:  Gilead Sciences, Inc.
Attn.:  Corporate Credit Services

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____
To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation, as a Borrower, Gilead Biopharmaceutics Ireland Corporation, an Irish company, as a Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to Section 2.02(a) of the Agreement, the undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion of Loans

☐ A continuation of Eurodollar Rate Loans

1.	On _______________________________ (a Business Day).

2.	In the amount of $_____________.

3.	Comprised of _________________________.
[Type of Loan requested:  Base Rate or Eurodollar Rate]

For Eurodollar Rate Loans:  with an Interest Period of __________ months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[GILEAD SCIENCES, INC.

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________]

[GILEAD BIOPHARMACEUTICS IRELAND
CORPORATION

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________]

A-1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____
To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation, as a Borrower, Gilead Biopharmaceutics Ireland Corporation, an Irish company, as a Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to Section 2.04(b) of the Agreement, the undersigned hereby requests a Swing Line Loan:

1.           On ____________________________________ (a Business Day).

2.           In the amount of $__________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[GILEAD SCIENCES, INC.

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________]

[GILEAD BIOPHARMACEUTICS IRELAND
CORPORATION

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________

By:  _____________________________________
Name:  ___________________________________
Title:    ___________________________________]

B-1

EXHIBIT C

FORM OF NOTE
$______________	___________, ____

FOR VALUE RECEIVED, the undersigned, [GILEAD SCIENCES, INC., a Delaware corporation][GILEAD BIOPHARMACEUTICS IRELAND CORPORATION, an Irish company] (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns permitted by the Agreement (as hereinafter defined), in accordance with the provisions of the Agreement, the principal amount of [_______________] ($[________]), or, if less, the aggregate unpaid principal amount of all outstanding Loans from time to time made by the Lender to the Borrower under that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower and [Gilead Sciences, Inc.][Gilead Biopharmaceutics Ireland Corporation], as the borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each outstanding Loan of such Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due under the Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part, without premium or penalty, subject to the terms and conditions provided therein.  [This Note is also entitled to the benefits of the Parent Guaranty Agreement.]1  If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender to the Borrower shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans to the Borrower , payments or prepayments with respect thereto, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error.
_____________________

1	Delete if Note is issued by Parent.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[GILEAD SCIENCES, INC.

By:  ______________________________________
Name:
Title:]

[GILEAD BIOPHARMACEUTICS IRELAND
CORPORATION

By:  ______________________________________
Name:
Title:

By:  ______________________________________
Name:
Title:]

LOANS, CONVERSIONS, CONTINUATIONS AND PAYMENTS
WITH RESPECT TO THE LOANS

Date	Type of Loan Made	Amount of Loan Made	Amount Converted	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

____________________, 20__

Financial Statement Date: ________, ____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation (the “Parent”), Gilead Biopharmaceutics Ireland Corporation, an Irish company (“Gilead Ireland”; Gilead Ireland together with the Parent are together referred to as the “Borrowers”, and each individually, as a “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to Section 6.02 of the Agreement, the undersigned Responsible Officer hereby certifies as of the date hereof that he/she is an authorized officer of the Parent as denoted on the signature page hereto, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent and Gilead Ireland, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           [Attached hereto as Schedule 1] [Included in the Parent’s most recent periodic reports filed with the SEC] are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent and its Subsidiaries ended as of the above date, together with the report of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           [Attached hereto as Schedule 1] [Included in the Parent’s most recent periodic reports filed with the SEC] are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent and its Subsidiaries ended as of the above date.  Such unaudited financial statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and financial condition of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           A review of the activities of each Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers performed and observed all of their respective Obligations under the Loan Documents, and

To the knowledge of the undersigned during such fiscal period, each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing, other than as set forth below:

Covenants or conditions not performed or observed:               [none]

Nature and status of any Default or Event of Default:              [none]

4.           The covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

GILEAD SCIENCES, INC.

By: ________________________________

Name:

Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.05 – Consolidated Total Debt to Total Capitalization Ratio
	A.	Consolidated Total Debt at Statement Date:	$___________
	B.	Consolidated Net Worth of Parent and its Subsidiaries [as of the last day of the fiscal quarter of the financial statements delivered pursuant to the last Compliance Certificate delivered]:	$___________
	C.	Purchased in-process research and development expenses reducing Consolidated Net Income from October 1, 2006 through the Statement Date:	$___________
	D.	Consolidated Total Debt to Total Capitalization Ratio
		(Line I.A ÷ (Line I.A + Line I.B + Line I.C )):	______ to 1.0
		Maximum permitted:	0.65 to 1.0
II.	Section 7.01(o) – Analysis of Obligations Secured by Liens [if applicable]
	A.	Obligations secured by Liens in effect permitted by Section 7.01(o):	$___________
	B.	Consolidated Net Worth of the Parent and its Subsidiaries [as of the last day of the fiscal quarter of the financial statements delivered pursuant to the last Compliance Certificate delivered]:	$___________
	C.	Percentage of permitted Indebtedness (Line III.D):	___________
	D.	Percentage of Indebtedness permitted by Section 7.02(g) and not then incurred and outstanding (30% – Line II.C):	___________
	E.	Percentage of Obligations secured by Liens in effect permitted by Section 7.01(o) (Line II.A.÷ Line II.B):	___________
		Not in Excess of (lesser of (i) 20% and (ii) Line II.D + 15%):	[__]%
III.	Section 7.02(g) – Indebtedness Analysis [if applicable]
	A.	Outstanding Indebtedness of Subsidiaries of the Parent permitted by Section 7.02(g):	$___________

	B.	Consolidated Net Worth of the Parent and its Subsidiaries [as of the last day of the fiscal quarter of the financial statements delivered pursuant to the last Compliance Certificate delivered]:	$___________
C.
Percentage of Obligations secured by Liens in effect permitted by Section 7.01(o) exceeding an aggregate principal amount of 15% of Consolidated Net Worth of the Parent and its Subsidiaries (Line II.E – 15%):
___________
	D.	Percentage of permitted Indebtedness (Line III.A. ÷ Line III.B.):	_________
		Not in Excess of (30% – Line III.C):	[__]%
IV.	Section 7.02(a) – Revolving Indebtedness of Gilead Ireland [if applicable]
	A.	Indebtedness of Gilead Ireland under any revolving credit agreement:	$_______
		Not in Excess of:	$2,000,000,000

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified in item 6 below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement (including, without limitation, the Letters of Credit and the Swing Line Loans included in the facility thereunder) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
__________________________

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:	______________________________

______________________________

2.	Assignee[s]:	______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Gilead Sciences, Inc. and Gilead Biopharmaceutics Ireland Corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012, among Gilead Sciences, Inc., Gilead Biopharmaceutics Ireland Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans8	CUSIP Number
		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

_______________________

5	List each Assignor, as appropriate.

6	List each Assignee, as appropriate.

7
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.           Trade Date:                      __________________]9
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

_______________________

9	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR

By: _____________________________
Title:]

[NAME OF ASSIGNOR

By: _____________________________
Title:]

ASSIGNEE[S]

[NAME OF ASSIGNEE

By: _____________________________
Title:]

[NAME OF ASSIGNEE

By: _____________________________
Title:]
[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By: _________________________________
      Title:

[Consented to:]11

[NAME OF RELEVANT PARTY]

By: _________________________________
      Title:]

_________________________

10	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

11	To be added only if the consent of the Parent and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Sections 10.06(b)(i) and (iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

PARENT GUARANTY AGREEMENT
(FIVE-YEAR REVOLVING CREDIT FACILITY)

This PARENT GUARANTY AGREEMENT, dated as of January 12, 2012 (this “Agreement”), is made by GILEAD SCIENCES, INC., a Delaware corporation (the “Parent” or “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) for each of the Credit Parties (as defined below).

RECITALS

WHEREAS, pursuant to that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, as a borrower, Gilead Biopharmaceutics Ireland Corporation, an Irish company, as a borrower (the “Borrower”), the Lenders party thereto from time to time and the Administrative Agent, and the other Loan Documents referred to therein, the Lenders and the other Credit Parties have agreed to make Loans to or for the benefit of the Borrower;

WHEREAS, the obligations of the Lenders to make the Loans to or for the benefit of the Borrower under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the Guarantor;

WHEREAS, the Borrower is a subsidiary of the Guarantor, which will derive substantial direct and indirect benefits from the Credit Agreement and the Loans to be made or issued thereunder by the Lenders to or for the benefit of the Borrower and the other financial accommodations to the Borrower and its Subsidiaries as may be made available by the other Credit Parties; and

WHEREAS, Guarantor is willing to guarantee the Obligations of the Borrower as hereinafter provided in order to obtain such benefits.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, Guarantor agrees, for the benefit of each Credit Party, as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Borrower” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Credit Parties” means the Administrative Agent, each Lender, each Swap Bank and each Cash Management Bank.

“Guaranteed Obligations” is defined in Section 2.01.

“Guarantor” is defined in the preamble.

“Parent” is defined in the preamble.

“Post Petition Interest” is defined in Section 2.04(b)(ii).

“Subordinated Obligations” is defined in Section 2.04(b).

“Termination Date” means the date on which the latest of the following events occurs:  (i) the payment in full in cash of the Obligations under the Loan Documents and (ii) the termination or expiration of the Availability Period.

Section 1.02      Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

Section 1.03       Other Interpretive Provisions.  The rules of construction in Sections 1.02 to 1.06 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II
GUARANTY

Section 2.01       Guaranty; Limitation of Liability.  (a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower (including, without limitation, any extensions, modifications, substitutions, amendments, amendments and restatements, replacements or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (the Obligations of the Borrower being the “Guaranteed Obligations” of Guarantor), and agrees to pay any and all reasonable, invoiced out-of-pocket expenses (including the reasonable, invoiced out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and the other Credit Parties (and additional counsel for any actual or reasonably perceived conflict of interest and, if reasonably necessary, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels))) incurred by the Administrative Agent or any other Credit Party in enforcing any rights under this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, Guarantor’s Obligations hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations that would be owed by the Borrower to any Credit Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

(b)           Guarantor, and the Administrative Agent, for itself and each other Credit Party, hereby confirm that it is the intention of all such Persons that this Agreement and the Obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Law to the extent applicable to this Agreement and the Obligations of Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Credit Parties and the Guarantor hereby irrevocably agree that the Obligations of Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(c)           Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Credit Party under this Agreement, Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other guarantor (if any) so as to maximize the aggregate amount paid to the Credit Parties under or in respect of the Loan Documents.

Section 2.02         Guaranty Absolute.  Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, to the fullest extent permitted by Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Credit Party with respect thereto.  The Obligations of Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions.  This Agreement is a present and continuing, absolute and unconditional guarantee of payment when due, and not of collection, by Guarantor. The liability of Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Parent or any of its Subsidiaries or otherwise;

(c)           any taking, release, subordination or amendment or waiver of, or consent to departure from, any other guarantee (if any), for all or any of the Guaranteed Obligations;

(d)           any change, restructuring or termination of the corporate structure or existence of the Parent or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding under Debtor Relief Laws affecting the Parent, the Borrower or their assets or any resulting release or discharge of any Guaranteed Obligation;

(e)           the existence of any claim, setoff or other right which Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(f)           any provision of applicable Law purporting to prohibit the payment or performance by the Parent or the Borrower of any of the Obligations of such Person;

(g)           any failure of any Credit Party to disclose to the Parent or the Borrower any information relating to the business, financial condition, operations, performance, properties or prospects of the Parent or the Borrower now or hereafter known to such Credit Party (Guarantor waives any duty on the part of the Credit Parties to disclose such information);

(h)           the failure of any other Person to execute or deliver any other guarantee or agreement or the release or reduction of liability of Guarantor or other guarantor (if any) or surety (if any) with respect to the Guaranteed Obligations; or

(i)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Credit Party that might otherwise constitute a legal or equitable discharge or defense available to, or a discharge of, the Parent, the Borrower or any other guarantor or surety.

Section 2.03        Waivers and Acknowledgments.

(a)           Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Credit Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person.

(b)           Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Credit Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against the Borrower, any other guarantor (if any) or any other Person and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of Guarantor hereunder.

(d)           Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Credit Party to disclose to it any matter, fact or thing relating to the business, financial condition, operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by such Credit Party.

(e)           Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.02 and this Section 2.03 are knowingly made in contemplation of such benefits.

Section 2.04         Subordination.  (a)  Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor (if any) that arise from the existence, payment, performance or enforcement of Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 2.01(c) or otherwise) or indemnification and any right to participate in any claim or remedy of any Credit Party against the Borrower, Guarantor or any other insider guarantor (if any) whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor (if any), directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right without the prior written consent of the Administrative Agent, unless and until the Termination Date has occurred.

(b)           Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to it by the Borrower, including pursuant to Section 2.01(c) (collectively, the “Subordinated Obligations”), are hereby subordinated to the prior payment in full in cash of the Obligations of the Borrower under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 2.04(b):

(A)           Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), Guarantor may receive regularly scheduled payments from the Borrower on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), however, unless the Administrative Agent otherwise agrees in writing, Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(B)           In any proceeding under any Debtor Relief Law relating to the Borrower, Guarantor agrees that, unless the Administrative Agent otherwise agrees in writing, the Credit Parties shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) of the Borrower before Guarantor receives payment of any Subordinated Obligations of the Borrower.

(C)           After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of any Subordinated Obligations due to Guarantor from the Borrower as trustee for the Credit Parties and deliver such payments to the Administrative Agent for application to the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Agreement.

(D)           After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to Guarantor and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (B) to require Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to Guarantor and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(c)           If any amount shall be paid to Guarantor in violation of this Section 2.04 at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Credit Parties, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(d)           If the Termination Date shall have occurred, the Administrative Agent will, at Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from any payment made by Guarantor pursuant to this Agreement.

Section 2.05         Payments Free and Clear of Taxes, Etc.  (a) Any and all payments made by or on account of Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement, free and clear of and without deduction or withholding for any Indemnified Taxes (including Other Taxes); provided that if any Indemnified Taxes (including Other Taxes) are required by applicable Law to be withheld or deducted from such payments, then (i) the sum payable by Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.05), each of the Administrative Agent or applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been required to be made, (ii) Guarantor shall make such deductions or withholdings as required by Law and (iii) Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)           Without limiting the provisions of subsection (a) above, Guarantor shall timely pay any Other Taxes that arise from any payment made by or on behalf of Guarantor under or in respect of this Agreement or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(c)           Guarantor shall indemnify the Administrative Agent and each Lender within ten days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted or attributable to amounts payable under this Section 2.05) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Guarantor to a Governmental Authority, Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01         Credit Agreement Representations and Warranties.  Guarantor hereby makes each representation and warranty made in the Credit Agreement by the Parent with respect to it.

Section 3.02          No Conditions Precedent.  There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

Section 3.03          Independent Credit Analysis.  Guarantor has, independently and without reliance upon any Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and Guarantor has established adequate means of obtaining from the Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, financial condition, operations, performance, properties and prospects of the Borrower.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.01        Loan Document.  This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section 5.02        No Waiver; Remedies.  No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by the Law.

Section 5.03        Right of Setoff.  If an Event of Default under Section 8.01(a) of the Credit Agreement shall have occurred and be continuing with respect to Guarantor, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by, such Credit Party or any such Affiliate to or for the credit or the account of Guarantor against any and all of the Obligations of Guarantor now or hereafter existing under this Agreement or any other Loan Documents to such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such Obligations of Guarantor may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Credit Party and their respective Affiliates under this Section 5.03 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party or their respective Affiliates may have. Each Credit Party agrees to notify Guarantor and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 5.04       Indemnification.  (a)  Without limitation of Guarantor’s obligation to guarantee the Borrower’s reimbursement and indemnification Obligations under Section 10.04 of the Credit Agreement, Guarantor shall independently indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, invoiced out-of-pocket expenses (including the reasonable, invoiced out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnitees (and additional counsel for any actual or reasonably perceived conflict of interest and, to the extent reasonably necessary, one special or regulatory counsel in multiple jurisdictions and one local counsel in each relevant jurisdiction (but no other counsels))) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower as and to the extent provided in Section 10.04 of the Credit Agreement.

(b)           The parties hereto hereby also agree that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any party hereto or any of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, and the parties hereto hereby agree not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the Loans, the use of the proceeds of any Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)           All amounts due under this Section 5.04 shall be payable promptly after demand therefor.

(d)           Without prejudice to the survival of any of the other agreements of Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of Guarantor contained in Section 2.01(a) (with respect to enforcement expenses), the last sentence of Section 2.02, Section 2.05 and this Section 5.04 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

Section 5.05         Continuing Guaranty; Reinstatement.  (a) This Agreement is a continuing agreement and shall remain in full force and effect until the Termination Date.

(b)           This Agreement shall continue to be effective or be reinstated, as the case may be, with respect to Guarantor if at any time any payment of any of the Guaranteed Obligations of Guarantor is rescinded or must otherwise be returned by any Credit Party or any other Person in connection with the insolvency, bankruptcy, reorganization or other similar proceedings affecting the Parent or the Borrower under Debtor Relief Laws or otherwise, all as though such payment had not been made.

(c)           Subject to Section 5.05(b), the Obligations of Guarantor under this Agreement shall terminate on the Termination Date.

Section 5.06        Amendments, etc.; Additional Guarantors; Successors and Assigns.  (a)  No amendment to or waiver of any provision of this Agreement nor consent to any departure by Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           This Agreement shall be binding upon Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent and each other Credit Party and their respective successors, transferees and assigns; provided, however, that Guarantor may not assign its obligations hereunder without the prior written consent of the Administrative Agent.

Section 5.07         Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to Guarantor or Administrative Agent, as applicable, at the address set forth in Section 10.02 of the Credit Agreement.  All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

Section 5.08         Section Captions.  Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

Section 5.09         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.10         Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Section 5.11          Governing Law, Etc.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.07.

Section 5.12        Waiver of Trial by Jury.  EACH PARTY HERETO  HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER .

Section 5.13        Entire Agreement.  THIS AGREEMENT REPRESENTS THE FINAL AND ENTIRE AGREEMENT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GILEAD SCIENCES, INC.

By:  __________________________
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:  __________________________
Name:
Title:

EXHIBIT G

[FORM OF]
SOLVENCY CERTIFICATE

[___________], [____]

The undersigned, [___________], the Chief Financial Officer of Gilead Sciences, Inc. (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 4.02(a) of that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, Gilead Biopharmaceutics Ireland Corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (the “Administrative Agent”).

As used herein, “Company” means the Borrower.

1.           The undersigned certifies, on behalf of the Borrower and not in his/her individual capacity, that he/she has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.           The undersigned certifies, on behalf of the Borrower and not in his/her individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his/her individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Tender Offer Closing Date):

(i)           the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)           the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)           the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv)           the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Tender Offer Closing Date; and

(v)               the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first above written, solely in his/her capacity as the Chief Financial Officer of the Borrower and not in his/her individual capacity.

____________________________________

Name:  ______________________________
Title:    Chief Financial Officer

EXHIBIT H

FORM OF PORTFOLIO INTEREST EXEMPTION CERTIFICATE

Reference is made to that certain Five-Year Revolving Credit Facility Credit Agreement, dated as of January 12, 2012 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation, Gilead Biopharmaceutics Ireland Corporation, an Irish company, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to Section 3.01(e)(iii) of the Credit Agreement, [__________] (the “Foreign Lender”), or if the Foreign Lender is a disregarded entity for U.S. federal income tax purposes, the Foreign Lender’s tax owner (“Tax Owner”), certifies that:1

1.
(i) the Foreign Lender is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) or obligations in respect of which it is providing this certificate, and (ii) the Foreign Lender (or its Tax Owner) is the sole beneficial owner of such loan(s) (as well as any note(s) evidencing such loan(s)) or obligations.

2.	The Foreign Lender (and, if the Foreign Lender is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code).

3.
The Foreign Lender (and, if the Foreign Lender is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is not a “10-percent shareholder” of any U.S. Borrower (within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code).

4.
The Foreign Lender (and, if the Foreign Lender is a disregarded entity for U.S. federal income tax purposes, its Tax Owner) is not a “controlled foreign corporation” (as such term is defined in Section 881(c)(3)(C) of the Code) related to any U.S. Borrower (within the meaning of Section 864(d)(4) of the Code).

__________________________

1	If the Foreign Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made:

A.	The following representations shall be provided as applied to the partners, the members or the beneficial owners claiming the portfolio interest exemption:
•	the status in Clause 3 and
•	the status in Clause 4.

B..	The following representation shall be provided as applied to the Foreign Lender as well as the partners, members or the beneficial owners claiming the portfolio interest exemption:
•	the status in Clause 2.

C.	The Foreign Lender shall provide a IRS Form W-8IMY (with IRS Form W-8BENs/ W-9s from each of its partners/ members/ beneficial owners).

D.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships/ flow-through entities.

5.	The undersigned has furnished the Administrative Agent and the U.S. Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Name of Foreign Lender]

By:    ______________________________
Name:  _____________________________
Title:  ______________________________

[Address]

Dated:____________________, 20__

EXHIBIT I

FORM OF ADMINISTRATIVE QUESTIONNAIRE

1.  Borrower or Deal Name:_____________________________________________________________________________________________
E-mail this document with your commitment letter to ___________________________________________________________________________
E-mail address of recipient ______________________________________________________________________________________________

2.  Legal Name of Lender of Record for Signature Page: _______________________________________________________________________
Markit Entity Identifier (MEI) # ___________________________________________________________________________________________
Fund Manager Name (if applicable) ________________________________________________________________________________________
Legal Address from Tax Document of Lender of Record:
Country _____________________________________________________________________________________________________________
Address _____________________________________________________________________________________________________________
City _________________________	State/Province _________________	Country _________________________

3. Domestic Funding Address:	4. Eurodollar Funding Address:
Street Address _______________________	Street Address _______________________
Suite/Mail Code ______________________	Suite/ Mail Code ______________________
City ________________ State __________	City ________________ State __________
Postal Code _________ Country _________	Postal Code _________ Country _________

5.  Credit Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:
First Name	____________________________________________________________
Middle Name	____________________________________________________________
Last Name	____________________________________________________________
Title	____________________________________________________________
Street Address	____________________________________________________________
Suite/Mail Code	____________________________________________________________
City	____________________________________________________________
State	____________________________________________________________
Postal Code	____________________________________________________________
Country	____________________________________________________________
Office Telephone #	____________________________________________________________
Office Facsimile #	____________________________________________________________
Work E-Mail Address	____________________________________________________________
IntraLinks/SyndTrak
E-Mail Address	____________________________________________________________

Secondary Credit Contact:
First Name	____________________________________________________________
Middle Name	____________________________________________________________
Last Name	____________________________________________________________
Title	____________________________________________________________
Street Address	____________________________________________________________
Suite/Mail Code	____________________________________________________________
City	____________________________________________________________
State	____________________________________________________________
Postal Code	____________________________________________________________
Country	____________________________________________________________
Office Telephone #	____________________________________________________________
Office Facsimile #	____________________________________________________________
Work E-Mail Address	____________________________________________________________
IntraLinks/SyndTrak
E-Mail Address	____________________________________________________________

Primary Operations Contact:	Secondary Operations Contact:
First _____________ MI ____ Last ______________	First _____________ MI ____ Last ______________
Title __________________________________________	Title __________________________________________
Street Address __________________________________	Street Address __________________________________
Suite/Mail Code _________________________________	Suite/Mail Code _________________________________
Postal Code _________________ Country ___________	Postal Code _________________ Country ___________
Telephone _____________ Facsimile _______________	Telephone _____________ Facsimile _______________
E-Mail Address __________________________________	E-Mail Address __________________________________
IntraLinks/SyndTrak E-Mail	IntraLinks/SyndTrak E-Mail
Address ________________________________________	Address ________________________________________

Does Secondary Operations Contact need copy of notices?   ☐  YES ☐  NO

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:
First _____________ MI ____ Last ______________	First _____________ MI ____ Last ______________
Title __________________________________________	Title __________________________________________
Street Address __________________________________	Street Address __________________________________
Suite/Mail Code _________________________________	Suite/Mail Code _________________________________
Postal Code _________________ Country ___________	Postal Code _________________ Country ___________
Telephone _____________ Facsimile _______________	Telephone _____________ Facsimile _______________
E-Mail Address __________________________________	E-Mail Address __________________________________

6.  Lender’s Fed Wire Payment Instructions:

Pay to:
Bank Name _____________________________________________________________________________________________
ABA # ________________________________________________________________________________________________
State City ______________________________________________________________________________________________
Account # _____________________________________________________________________________________________
Account Name __________________________________________________________________________________________
Attention ______________________________________________________________________________________________

7.  Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:
Bank Name _____________________________________________________________________________________________
ABA # ________________________________________________________________________________________________
State City ______________________________________________________________________________________________
Account # _____________________________________________________________________________________________
Account Name __________________________________________________________________________________________
Attention ______________________________________________________________________________________________
Can the Lender’s Fed Wire Payment Instructions in Section 6 be used? ☐  YES ☐  NO

8.  Lender’s Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): ___ ___ – ___ ___ ___ ___ ___ ___ ___

Tax Withholding Form Delivered to Bank of America (check applicable one):

 ☐W-9            ☐W-8BEN                       ☐W-8ECI                       ☐W-8EXP                       ☐W-8IMY

Tax Contact:

First _____________ MI ____ Last ______________
Title __________________________________________
Street Address __________________________________
Suite/Mail Code _________________________________
Postal Code _________________ Country ___________
Telephone _____________ Facsimile _______________
E-Mail Address __________________________________

NON–U.S. LENDER INSTITUTIONS

1.  Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2.  Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

9.  Bank of America’s Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Account # _________________
Attn: Corporate Credit Services
Ref: ______________________